Exhibit 10.16

AMENDED AND RESTATED INTERNATIONAL DISTRIBUTOR AGREEMENT

This Amended and Restated International Distribution Agreement (“Agreement”) is made and entered this 8th day of July, 2002 (“Effective Date”) by and between Castelle, Inc., a California corporation having its principal place of business located at 855 Jarvis Drive, Suite 100,, Morgan Hill, California 95037, U.S.A. (hereinafter referred to as “Castelle”), and AMS, Ltd., having its principal place of business located at Bournemouth, England (hereinafter referred to as “Distributor”). Castelle and Distributor are collectively referred to below as the “parties” and individually as a “party”.

WHEREAS, the parties have previously executed an International Distribution Agreement effective as of 24 April 2001 (the “Prior Agreement”); and

WHEREAS the parties now wish to modify and expand their relationship, and they have thus set forth the terms of their expanded relationship within this Agreement below, with the intent and desire that this Agreement shall replace and supercede the Prior Agreement;

NOW THEREFORE, the parties agree as follows:

1. APPOINTMENT OF DISTRIBUTOR AND TERRITORY

1.1	Purpose. The purpose of this Agreement is to appoint a Distributor to promote the sale of Castelle’s Products set forth in Exhibit A in the Territory.

1.2
Appointment. Subject to the terms and conditions set forth herein, Castelle hereby appoints Distributor as Castelle’s non-exclusive, authorized distributor for the Products to Customers in the Territory during the term of this Agreement, and Distributor hereby accepts such appointment. “Customers” means both Resellers and End Users in the Territory. “Resellers” means independent companies or persons who have the competence, training and resources to distribute the Products, and who Distributor contracts with for the distribution of the Products to other Resellers or End Users. “End Users” means the ultimate customer that acquires the Products for ordinary business or personal use and not for further distribution or resale.

1.3	Territory. The Distributor’s Territory shall be as set forth within Exhibit B.

1.4
Territorial Responsibility. Distributor will pursue sales policies and procedures appropriate and sufficient to realize maximum sales potential for the Products in the Territory. Distributor will maintain sufficient inventory of the Products to provide competitive delivery schedules to Customers.

2. TERM OF AGREEMENT

2.1
Initial Term. This Agreement shall become effective on the Effective Date set forth above and shall continue for an initial term of one (1) year (“Initial Term”) subject to the terms and conditions set forth herein.

2.2	Effective Date. The Effective Date of this Agreement shall be the date it is signed as accepted by a duly authorized officer of Castelle.

2.3
Renewal of Agreement. This Agreement shall thereafter be renewed for successive periods of one year  (each a “Renewal Term”), unless terminated by either party pursuant to the provisions of Section 15(“Termination”) below, or by notice, in writing, addressed to the other party, no less than 3 months prior to the expiration of the term, and no more than six (6) months prior to the expiration of the Initial term or Renewal Term as the case may be.

Exhibit 10.16

3. PRICING

3.1
Distributor’s Prices. Subject to adjustments described herein, Distributor’s prices for Products shall be based upon a percentage of the U.S. Suggested List Price attached hereto as Exhibit A. Castelle prices to Distributor shall not be greater than Castelle’s prices to any other U.K. Distributor for the term of this Agreement. All prices are stated in U.S. dollars, F.O.B. Castelle, Morgan Hill, California, U.S.A.

3.2
Minimum Purchase Commitment. The Minimum Purchase Commitment, set forth in Exhibit C, shall be the total purchase price, net of taxes, duties, transportation and other charges, which Distributor has committed to purchase in each Time Period and under the parameters as set forth and defined in Exhibit C of this Agreement. Castelle reserves the right, upon thirty (30) days prior written notice, based upon its review and valuation of the market, the Territory and the results achieved, to review and adjust the Minimum Purchase Commitment for the Time Period following the current fiscal quarter. In the event Distributor fails to meet the Minimum Purchase Commitment for any Time Period and/or the total annual commitment, Castelle may, at its sole option and without notice, either (i) upon thirty (30) days prior written notice, increase the base price to Distributor or (ii) terminate this Agreement.

3.3
Price Adjustments. Castelle may change its prices set forth on Exhibit A attached hereto at any time, provided that no such price increase shall be effective until thirty (30) days after notice by Castelle to Distributor of such change. Price decreases may be effective immediately on the date of notification by Castelle. Price increases will not be applied to Product that does not ship within the thirty (30) day notice period as a result of any delays caused by Castelle. In addition, Castelle reserves the right to adjust Distributor’s prices in the event that Distributor fails to meet the Minimum Purchase Commitments set forth in Exhibit C. All price adjustments shall apply to Products ordered, but not shipped, after the effective date of such change.

3.4
Price Protection. In the event Castelle should lower its Product prices to Distributor, Castelle will grant Distributor a price protection credit to be applied against future orders equal to Distributor’s net unit price difference between the higher and lower price on all new, unsold eligible Products in Distributor’s inventory that Castelle has shipped to Distributor within ninety (90) days before the effective date of the price reduction.

3.5
Product List Price in Distributor’s Territory. Castelle and Distributor agree that it is in both parties best interests that the End User prices for the Products quoted by the Distributor, or offered to or by Distributor’s Resellers, in the Territory be competitive to motivate and promote purchases by end users of Castelle Products. Castelle has provided Distributor with Castelle’s U.S. Suggested List Price for Castelle Products in Exhibit A. Distributor shall exercise its best efforts to quote and promote Castelle’s Suggested List Price in the currency of the Territory for sales to End Users. Distributor shall develop and set the prices to be offered for the Products to its Resellers in the Territory, and shall obtain Castelle’s review of such prices prior to implementation and roll-out.

4. ORDERS

4.1
Purchase Orders. Distributor shall purchase all Products hereunder by issuing written Purchase Orders to Castelle not less than thirty (30) days prior to Distributor’s requested ship date identifying the Products to be purchased, the quantity, price, total Purchase Order price, shipping instructions, requested ship dates and any other special information. Distributor may place additional interim Purchase Orders at any time and with no notice requirement as the market demand may from time to time require. Castelle will use its commercially reasonable best efforts to comply with Distributor’s Product shipment requirements for any orders submitted with short notice delivery requirements.

4.2
Acceptance of Purchase Orders. Castelle, at its place of business in the U.S.A., or at any other place Castelle may select, may, at Castelle’s option, accept or reject Distributor’s Purchase Order within ten (10) days of Castelle’s receipt thereof. Castelle intends to accept all Purchase Orders that are issued in

Exhibit 10.16

conformance with the provisions of this Agreement. Acceptance of Purchase Orders shall be confirmed to Distributor by first class mail, telex or confirmed telefax.

4.3
Terms of Purchase Orders. Distributor’s Purchase Orders submitted to Castelle from time to time with respect to Products to be purchased hereunder shall be governed by the terms and conditions of this Agreement, and notwithstanding the content of Distributor’s Purchase Order, this Agreement shall take precedence over such Purchase Orders, and any conflicting, inconsistent, or additional terms of Distributor’s Purchase Order shall be null and void, and are hereby waived by Distributor.

4.4
Order Deferral, Cancellation and Modification. Distributor may, by prior written notice to Castelle, defer and/or cancel delivery of a Purchase Order once without penalty, provided such notice is received by Castelle not less than ten (10) business days prior to the scheduled ship date for order cancellation and five (5) business days prior to the scheduled ship date for order deferrals. Distributor may not cancel or defer orders placed for immediate shipment.

5. DISTRIBUTOR REPORTS, FORECASTS AND MINIMUM INVENTORY

5.1
Reports and Forecasts. Distributor shall submit to Castelle a three (3) month rolling forecast five (5) days before the end of each calendar month. In addition, Distributor shall within five (5) days after the end of each calendar month submit a written and electronic report to Castelle setting forth the previous month’s sales unit volume (“POS” data) and current inventory by Product model. POS data to be reported to Castelle on a monthly basis should include, at a minimum, “Product Number”, “Product Description”, “Serial Number”, “Quantity”, “Order Date”, “Name of Company Sold To”, “Country of Name of Company”, “Reseller/End User”. Service, software upgrades and support contracts should also be included in the POS report to include the above information as appropriate. Inventory data to be reported to Castelle on a monthly basis should include, at a minimum, “Product Number”, “Product Description”, “Serial Number”, “Quantity”, “Date Received”, “Evaluation or Not”. Failure to provide monthly sales unit volume and current inventory by Product model reports may forfeit the Distributor’s right to claim price protection credit (reference section 3.4).

5.2
Inventory. Distributor shall, at all times, maintain minimum inventory levels of each Castelle Product sold by Distributor, sufficient to satisfy Distributor’s and Customers’ order demands, and shall use its best efforts to always have Castelle inventory on hand. Distributor shall maintain sufficient minimum inventory levels of each Castelle Product to satisfy the demands of the Territory.

6. PACKAGING, SHIPMENT, RISK OF LOSS AND ACCEPTANCE OF ORDERS

6.1
Packaging. All Products delivered pursuant to the terms of this Agreement shall be suitably packaged for shipment in Castelle’s standard shipping cartons, marked for shipment to Distributor’s address, and delivered to Distributor or its carrier agent. In the absence of shipping instructions from Distributor, Castelle shall ship via air freight and shall select the carrier.

6.2
Ship Dates. Shipping dates committed by Castelle require prompt receipt of all necessary documents from Distributor. Where existing priorities and schedules prevent strict compliance with requested ship dates, Purchase Orders will be scheduled as close as is practical to the requested ship date.

6.3
Shipment Terms. Shipments from Castelle shall be made Ex Works, Castelle’s manufacturing plant, freight, duties and taxes collect, to distributor’s address set forth on Distributor’s Purchase Orders. In no event shall Castelle have any liability in connection with shipment, nor shall the carrier be deemed to be an agent of Castelle. Castelle shall not be liable for damages or penalty for delay in delivery or for failure to give notice of any delay.

6.4
Title and Risk of Loss. Risk of loss with respect to Products and Software shall pass from Castelle to Distributor upon delivery. Delivery shall be deemed made upon transfer of possession to the initial

Exhibit 10.16

common carrier or Distributor’s representative at Castelle’s manufacturing plant. Transfer of ownership and title to the Products and Software shall pass from Castelle to Distributor only after payment in full by Distributor for the Products and Software ordered by Distributor and shipped by Castelle.

6.5
Acceptance. Distributor shall inspect all Products promptly upon receipt thereof at the ship-to location and may reject any Product that is defective. Any Product not properly rejected by Distributor shall be deemed accepted. To reject a Product, Distributor shall notify Castelle of its rejection, by telefax, within ten (10) days of receipt of the shipment, and request a Return Material Authorization (“RMA”) number. Distributor shall return the rejected Product(s), freight collect, in its original shipping carton with the RMA number displayed on the outside of the carton. Castelle may refuse to accept any Product that does not bear a valid RMA number on the carton. Rejected Product(s) must be shipped to arrive at Castelle no later than 60 days after the issuance of the RMA number; the RMA number will no longer be valid after that time.

7. PAYMENT

7.1	Products. Payment by Distributor for all Products hereunder shall be by Telephone Transfer (“TT”) for payment in the United States to Castelle at a bank approved by Castelle.

7.2
Distributor Credit and Payment Terms. Distributor shall complete Castelle’s Credit Application and apply for credit. Payment terms shall be net thirty (30) days. In the event that Distributor’s account is past due, Castelle may and without notice, charge and distributor shall pay a finance charge equal to one and one-half percent (1½%) per month, or the maximum amount allowed by law, whichever is less, upon the unpaid balance, until the date of payment, provided, however, that no such finance charge shall be assessed on any invoice disputed in good faith by Distributor and for which Distributor has notified Castelle by confirmed telefax within ten (10) days of receipt of invoice with a detailed explanation of the reason for the dispute. Distributor shall pay all of Castelle’s costs and expenses (including reasonable attorney’s fees) incurred in enforcing Castelle’s right under this Section 7.

7.3
Taxes and Duties. The prices stated are exclusive of Taxes and Duties. Any Taxes and Duties related to this Agreement shall be paid by distributor (other than a tax measured by Castelle’s net income) or in lieu thereof, Distributor shall provide an exemption certificate acceptable to the local taxing authorities. All Taxes and Duties shall be billed as a separate item on the invoice.

7.4
Withholding. In the event that any Government in the Territory shall require the withholding of any sums, however designated, which may be payable hereunder, there shall be added to amounts due the amount of such withholding, so that Castelle shall receive from Distributor the same and equal amount as it would have received without such withholding. No such withholding as described above shall become due as a result of actions taken by Castelle except as may be otherwise defined herein.

7.5
Currency. All prices and charges under this Agreement are stated and shall be paid in United States dollars. Distributor agrees to take all necessary actions required, including registration of this Agreement and application for permission to make payments to Castelle hereunder, with the appropriate government authorities of Distributor’s jurisdiction, or such other institution or official, and to take such other measures as may be necessary to comply with any government currency controls in effect in Distributor’s jurisdiction, as soon as reasonably practicable after execution of this Agreement.

8. LIMITED WARRANTY

8.1
Castelle Warranty. The Distributor shall provide and abide by Castelle’s warranty. Castelle warrants that it has the right and interest in the Products to make the sales and licenses contemplated herein. Castelle warrants the Products against defects in materials and/or workmanship for one (1) year from purchase by the end-user customer or fifteen (15) months from Castelle’s initial shipment to Distributor, whichever is less. This warranty is contingent upon proper use of a Product in the application for which

Exhibit 10.16

it is intended and is voided if Products are modified without Castelle’s approval or are subjected to unusual physical or electrical stress.

When a defective Product is returned, freight prepaid, validly to Castelle’s factory in Morgan Hill, California, U.S.A., during the warranty period, Castelle, at its sole option, shall repair or replace the defective Product at no charge. Castelle will furnish repair parts and replacement Products on an exchange basis. Such parts and replacement Products may be either reconditioned or new. After repair or replacement Castelle will return the Products, freight paid, promptly at its expense by a carrier or method of delivery of its choosing.

CASTELLE DOES NOT WARRANT THAT THE PRODUCTS OR SPARE PARTS SHALL OPERATE UNINTERRUPTED OR WITHOUT ERROR. THE WARRANTY SHALL BE VOID ON PRODUCTS WHICH HAVE BEEN SUBJECTED TO ABUSE, MISUSE, ACCIDENT, ALTERATION, NEGLECT, UNAUTHORIZED REPAIR OR INSTALLATION. Castelle shall make the final determination as to the existence and cause of any alleged defect. Expendable items (such as lamps and fuses) are not warranted.

8.2
No Other Warranty. EXCEPT FOR THE LIMITED WARRANTY REFERENCED ABOVE, CASTELLE GRANTS NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE PRODUCTS, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF FITNESS FOR ANY PURPOSE, QUALITY, MERCHANTABILITY, OR OTHERWISE.

9. CHANGES, IMPROVEMENTS AND DISCONTINUANCE

9.1
Changes and Improvements. During the term of this Agreement, Castelle agrees to inform Distributor on a timely basis of changes and improvements in the Products’ performance, serviceability, uses and applications. Castelle reserves the right to make any changes to the Products which it deems appropriate.

9.2
Discontinued Product. If during the term of this Agreement, Castelle discontinues a Product(s), Castelle agrees to provide Distributor with sixty (60) days prior written notice of Product’s discontinuance. Distributor may place an order for such discontinued Product(s) during the notification period for delivery within six (6) months after the end of such notice period, but Castelle’s acceptance of such orders shall be on an “as available” basis.

10. STOCK ROTATION

10.1
At the beginning of each calendar quarter during the term of this Agreement, Distributor may return one (1) consolidated shipment of Products to Castelle, freight prepaid, for credit against future orders provided Distributor meets the following criteria: (i) the value of the returned Product(s) shall be no greater than the purchase value of the returned Product(s) based on Castelle’s then current Distributor Price List; (ii) all returned Products must be in their unopened, original packaging, be in new condition, be on Castelle’s currently available Product Price List and not have been abused or damaged; (iii) Distributor shall not return any Products for the same identical Product model; (iv) at the time of the return, Distributor must place an irrevocable Purchase Order with Castelle having a net value of not less than the value of the returned Product; (v) the total value of the returned Product shall not exceed 20% of the value of the previous quarter’s net shipments to the Distributor. Distributor shall request a Return Material Authorization (“RMA”) number for the return of the Product(s). Distributor shall return the Product(s), in its original shipping carton with the RMA number displayed on the outside of the carton. Castelle may refuse to accept any Product that does not bear a valid RMA number on the carton. Product(s) must be shipped to arrive at Castelle no later than 60 days after the issuance of the RMA number; the RMA number will no longer be valid after that time.

Exhibit 10.16

11. INTERNET WEB SITE AND PRODUCT DOCUMENTATION

11.1
Castelle Web Site. Castelle agrees to provide Distributor with a current copy and future updates of relevant portions of its Castelle U.S. web site to be replicated by Distributor in a format appropriate for the U.K. market.

11.2
Distributor Web Site. Distributor shall review and get approval from Castelle prior to making modifications to the Castelle U.S. web site for implementation in the U.K. market. Distributor web site may be listed as castelle.uk.co and have links to appropriate Castelle U.S. web pages such the technical support data base, product evaluation downloads, email newsletters, lead generation email blast tools, etc. Castelle also agrees that Distributor shall have access to the URL www.castelle.com/eu.

11.3
Distributor Web Site Statistics and Information. Distributor shall make available to Castelle information from its castelle.uk.co web site including page hits, leads generated and other information that may be deemed relevant.

11.4
Product Documentation. Castelle agrees to provide Distributor with a reasonable initial quantity of Castelle’s advertising and promotional materials and technical data related to the Products (“Product Documentation”) at no charge. Distributor may purchase from Castelle any Product Documentation related to Castelle’s Products which it requires to promote such Products.

11.5	Localization and Distribution of Product Materials. Distributor shall use its best efforts to localize the Product Documentation for effective use within the various countries of the Territory.

12. TRAINING, SUPPORT AND SERVICES

12.1
Services by Distributor. Distributor shall train its Customers with respect to the Products sold. The services to be performed under this Agreement (“Services”) shall be performed only by specially and properly trained personnel of Distributor. Distributor will maintain sufficient inventory of the Products to provide competitive delivery schedules and satisfactory replacement services for DOA (“Dead-On-Arrival”) products to its Customers. DOA products are those that are on the current price list, and have failed within 30 days of shipment from the Distributor to the Distributor’s customer.

12.2
Services by Castelle. Castelle shall provide technical training for a reasonable number of Distributor’s  personnel at no charge. Such personnel shall have the appropriate technical knowledge and English language skills to benefit from such training. In addition, Castelle shall provide periodic sales, service and installation training classes to Distributor at no charge. Sales and service training shall be held at such places and times as Distributor and Castelle shall mutually agree.

12.3
Spare Parts. Castelle agrees to provide spare parts for Products sold hereunder for a period of not less han one (1) year from the last date of shipment of such Product to Distributor. Spare parts shall be made available to Distributor at Castelle’s then current price in effect at the time Distributor orders such spare parts.

12.4
Support by Castelle. Castelle agrees to provide during the principal period from 06:00 to 17:00 Pacific Standard Time, Monday through Friday, excluding Castelle holidays, secondary technical support assistance to Distributor by telephone, telefax and Internet for problem identification and resolution.

12.5
Support in Territory. Distributor shall be responsible for supporting all Products which it distributes to its Customers. Distributor shall maintain support personnel sufficiently knowledgeable with respect to the Products to answer customer inquiries regarding the use and operation of the Products. Distributor shall ensure that all customer questions are initially addressed to and answered by Distributor.

Exhibit 10.16

12.6
Support Transition and Fees. Distributor shall assume support responsibility for the current Castelle support contract customers in the Territory and provide support through the customer’s contract period without additional charge. Prior to the expiration of the support contract date Distributor shall renew the support agreement and bill, collect and receive all renewal fees.

12.7	Support Policy. Distributor shall follow U.S. support policy guidelines and provide similar support to its Customers, including its End User, VAR and Alliance Partner Customers.

12.8
Reseller Management. Upon the Effective Date of this Agreement, Distributor shall take over the management, Support and Services of resellers who are currently purchasing Products directly from Castelle within the Territory, whether those resellers are under contract to Castelle or not (“Castelle Resellers”). Instead of and in the place of Castelle, Distributor will provide all necessary Services, support, management, sales guidance and assistance for Castelle Resellers. Distributor will also be responsible for such services and support to current Resellers of Distributor, and Resellers appointed by Distributor in the future. Distributor and Castelle will coordinate their efforts to optimize Distributor’s ability to accomplish a smooth and orderly transition for Castelle Resellers. Distributor shall report to Castelle and otherwise keep Castelle informed with information regarding all Resellers it manages, and its progress in effecting the transition of Castelle Resellers.

13. TRADEMARKS AND TRADENAMES

13.1
License. During the term of this Agreement, Distributor shall have the right to indicate that it is an Authorized Castelle Distributor. Distributor shall also have the right to use Castelle’s Trademarks for the purpose of (i) localizing Product Documentation within the various countries of the Territory, and (ii) advertising and distributing Product Documentation in the sale or marketing of Products in the Territory consistent with Distributor’s requirements hereunder, provided, however, that any Product Documentation created by or for Distributor or its Resellers shall be reviewed and approved by Castelle prior to adoption and use. Nothing herein shall grant to Distributor any right, title or interest in the Trademarks, except as specifically set forth herein.

13.2
No Registration. At no time during or after the term of this Agreement shall Distributor attempt or assist others to register any trademarks, slogans, designs or trade names confusingly similar to those of Castelle, or challenge or assist others to challenge Castelle’s Trademarks or registrations thereof.

13.3
No Removal. Distributor shall not remove, alter, deface or otherwise obscure any Castelle trademark or trade name appearing on any Product or documentation without the express written permission of Castelle.

13.4
Approval of Representations. All representations of Castelle Trademarks which Distributor intends to use shall be first submitted to Castelle for approval (which shall not be unreasonably withheld) of design, color and other details or shall be exact copies of those used by Castelle. Distributor shall use all Castelle Trademarks only in accordance with the sales of Castelle Products and consistent with Castelle’s standards for the use of Castelle Trademarks by the Distributor.

14. PROMOTION

14.1
Distributor Promotion. Distributor agrees to undertake during the term of the Agreement such promotion and advertising campaigns and marketing strategies, including advertising in local trade media, direct mail campaigns, Internet marketing and trade show participation, as are necessary to stimulate and promote the sale of the Products in the Territory. Distributor will make available to Castelle copies of all sales literature, brochures and advertising media relating to the Products.

14.2
Distributor Focus. Distributor has been a successful VAR in the territory and understands it needs to focus on expanding the business through strong promotion and support to other resellers, some of whom

Exhibit 10.16

may be viewed at times as competitors. A cooperative balance needs to be established between “Castelle U.K.”, AMS and other Resellers.

14.3
Cooperative Promotion Allowance. Subject to Distributor stocking Products at satisfactory levels, fulfilling Minimum Purchase Commitments under Section 3.2 hereinabove on a run-rate basis, and otherwise complying with the terms and conditions of this Agreement, Castelle agrees to allocate 2% of the previous quarters net sales as a product promotion allowance. Distributor shall submit proposed promotion materials and projects to Castelle for review prior to any initial release. Upon receipt of reasonable evidence of such promotion expenditures, Castelle will credit the amount against Distributor purchases.

14.4
Other Market Development Funds. Castelle may, from time to time at its own discretion, provide additional funding, on a split-the-cost basis, for other market development projects. Approval and credit procedures would be the same as for the Cooperative Promotion Allowance.

15. TERMINATION

15.1
Termination for Insolvency. To the extent permitted by law, Castelle may terminate this Agreement  effective immediately and without liability upon written notice to Distributor if any one of the following events occurs: (i) Distributor files a voluntary petition in bankruptcy or otherwise seeks protection under any law for the protection of debtors; (ii) a proceeding is instituted against Distributor under any provision of any bankruptcy, insolvency or debtor’s relief law which is not dismissed within sixty (60) days; (iii) a court assumes jurisdiction of the assets of Distributor; (iv) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of Distributor; (v) Distributor becomes insolvent is unable to or ceases to pay its debts in the normal course, or suspends business, or (vi) Distributor makes an assignment of its assets for the benefit of its creditors.

15.2
Termination for Cause. If either party fails to perform any material obligation under this Agreement, including, in the case of Distributor, the failure to meet the Minimum Purchase Commitments set forth in Exhibit C, then upon thirty (30) days written notice to the breaching party specifying such default, the non-breaching party may terminate this Agreement, without liability, unless: (i) the breach specified in the notice has been cured within the thirty (30) day period; or (ii) the default is not of an urgent nature in the sole discretion of the nonbreaching party and reasonably requires more than thirty (30) days to correct (and specifically excluding any failure to Minimum Purchase Commitments or pay money), and the defaulting party has, in the reasonable judgment of the nonbreaching party begun substantial corrective action to correct the default within such thirty (30) day period and diligently pursues such action, in which event, termination shall not be effective unless ninety (90) days has expired from the date of the notice without corrective action being completed and the default remedied.

15.3	Termination for Convenience. Either party may terminate this Agreement for their convenience following the Initial Term by providing the other party with sixty (60) days prior written notice.

15.4	Effect of Termination.

(a) Distributor’s Rights and Responsibilities. Upon termination or cancellation of this Agreement Distributor shall have no further right to purchase Products for resale or to represent itself as anAuthorized Castelle Distributor except as specifically permitted in Paragraph 15.4 (b) below. All unshipped orders shall be cancelled by Castelle without liability. Distributor shall, within ten (10) business days after termination, pay all outstanding and unpaid invoices issued by Castelle, less the costs of Products to be returned to Castelle to the extent authorized under Section 15.4 (b) herein below.

(b) Inventory. Distributor may, unless notified otherwise in writing on or before the effective date of termination, sell its remaining inventory of the Products after termination of this Agreement. In the event that Distributor should elect not to sell its remaining inventory, Castelle may, at its sole

Exhibit 10.16

discretion, repurchase Distributor’s inventory which is fit, merchantable and in Castelle’s original shipping carton at Castelle’s then current U.K. Distributor prices, less the aggregate amount of all credits previously issued with respect to such Products. Castelle shall promptly inspect all Products returned by Distributor and shall advise Distributor of any Product that is damaged and not acceptable to Castelle for repurchase.

16. LIMITED LIABILITY

IN NO EVENT SHALL CASTELLE’S TOTAL LIABILITY HEREUNDER EXCEED THE AMOUNT PAID BY DISTRIBUTOR FOR PRODUCTS HEREUNDER, AND IN NO EVENT SHALL CASTELLE BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES BY ANYONE, OR FOR ANY SPECIAL CONSEQUENTIAL, INCIDENTAL OR OTHER DAMAGES, HOWEVER CAUSED, WHETHER FOR BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE, AND WHETHER OR NOT CASTELLE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THIS LIMITATIOIN SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

17. INDEMNITY

17.1
Indemnity by Castelle. Subject to the restrictions set forth in this Paragraph, Castelle agrees to defend and indemnify Distributor from and against all actions or proceedings brought against Distributor arising out of any actual or alleged infringement by the Products of any patent, copyright, trade secret or other intellectual property right.

17.2
Distributor Obligations. Distributor shall promptly notify Castelle of any claim hereunder upon becoming aware of the same and shall cooperate with and provide all reasonable assistance to Castelle upon Castelle’s request and, at Castelle’s expense, in the defense or settlement of such claim. Castelle shall have sole authority to defend and/or settle any claim under this Paragraph, provided, however, that Distributor may at its own cost, retain separate representation.

17.3
Remedy for Infringement. If any Product, or any portion thereof, is finally adjudged to infringe a patent, copyright, trade secret or other intellectual property right, or if in Castelle’s opinion is likely to become the subject of such a claim, Castelle shall, at its option, either: (i) procure for Distributor the right to continue using the Product(s); or (ii) replace or modify the Products(s) so that it becomes non-infringing; or (iii) upon return of all infringing Product(s), refund to Distributor the price actually paid by Distributor for the infringing Products; or (iv) substitute for the infringing Products(s) other suitable, non-infringing equipment.

17.4
Entire Liability. THE FOREGOING PROVISIONS OF THIS SECTION 17 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF CASTELLE AND THE EXCLUSIVE REMEDY OF DISTRIBUTOR WITH RESPECT TO ANY ALLEGED INTELLECTUAL PROPERTY RIGHT INFRINGEMENT BY THE PRODUCTS.

17.5
Indemnity by Distributor. Distributor agrees to indemnify, defend and hold harmless Castelle from claims, losses, costs and liabilities arising out of the acts, omissions, Services, and sales of Distributor and its Customers. Castelle will promptly notify the Distributor of any such claims, losses, costs and liabilities, render reasonable assistance as required, and subject to Distributor selecting competent counsel and skillfully protecting Castelle hereunder in Castelle’s sole discretion, Castelle will permit the Distributor to direct the defense or settlement negotiations, and subject to Castelle’s approval of settlement details, to actually settle such claims.

18. GENERAL TERMS AND CONDITIONS

Exhibit 10.16

18.1
Notices. All notices and requests required or authorized hereunder shall be given in writing either by personal delivery, by registered or certified mail, return receipt requested, or by telefax. Such notice shall be deemed to have been given upon such date that it is so personally delivered; the date seven (7) days after it is deposited in the mail; or the date the same is sent by telefax, irrespective of the date appearing therein.

18.2
Title. Castelle warrants that is owns all right, title and interest in the Products, including any Products hereafter made subject to this Agreement, and in all of Castelle’s patents, trademarks, trade names, inventions, copyrights, know-how and trade secrets relating to the design, manufacture, operation or service of the products. Distributor understands and agrees that the use of any of these proprietary rights is authorized solely for the purposes set forth herein, and shall cease upon termination or expiration of this Agreement.

18.3	Confidentiality and Proprietary Information.

(a) Confidential relationship. The parties agree and understand that by execution of this Agreement a confidential relationship is created by which either party may have access to confidential information owned or controlled by the other (including, but not limited to, all drawings, blueprints, descriptions, specifications, software, and data) disclosed in any form whether written, oral or on computer readable medium, and such information may contain proprietary details and disclosures (“Confidential Information”).

(b) Duty. Each party shall keep and have its agents and employees keep all Confidential Information confidential and shall not copy or disclose the same except as specifically authorized by this Agreement, without the prior written consent of the other. Nothing herein shall limit either party’s use or dissemination of information not derived from the disclosing party or which has been or is subsequently made public by the disclosing party or a third party with the authority to do so. Upon expiration or termination of this Agreement, each party shall return to the other all copies of all Confidential Information, whether printed or otherwise.

(c) Reverse engineering. Distributor agrees and covenants that it will not disassemble or reverse engineer any Product or portion thereof. No right or license is granted by this Agreement to Distributor to use Confidential Information or information derived from Confidential Information, for any purpose other than as expressly permitted under this Agreement.

18.4
Export. The parties agree and understand that all obligations of Castelle to deliver, and of Distributor to accept, Products hereunder shall be specifically subject to Castelle obtaining the necessary approvals and licenses from the United States Government for export of the same. Castelle agrees to use its best commercially reasonable efforts, and Distributor agrees to cooperate in providing information and assistance requested by Castelle to obtain any such necessary approvals.

18.5	Foreign Law Warranties and Obligations.

(a) Government consent. Distributor represents and warrants that, as of the date of this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority in the Territory, including the E. C. Commission, which has not been made or obtained by Distributor prior to the date hereof, is required in connection with the valid execution, performance and delivery of this Agreement. Alternatively, if any such actions are required, Distributor agrees to use its best efforts to obtain such consent, approval or authorization and agrees to comply with all applicable laws in its performance under this Agreement.

(b) Import and export control. Distributor understands and acknowledges that Castelle is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibit export or diversion of certain products and technologies to certain countries. Any and all obligations of Castelle to provide technical information, technical assistance, any media in which any of the foregoing is contained, training and related technical data (collectively “Data”) shall be

Exhibit 10.16

subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the U.S. Department of Commerce, Bureau of Export Administration. Distributor warrants that it will comply in all respects with the export and reexport restrictions set forth in the export license (if necessary) for every item shipped from Castelle and will otherwise comply with the Export Administration Regulations or other United States laws and regulations in effect from time to time.

(c) Representations of Distributor. Without in any way limiting the provisions of this Agreement, Distributor agrees that, unless prior written authorization is obtained from the U.S. Department of Commerce, Bureau of Export Administration, it will not resell, export or reexport, either directly or indirectly, any Product, or any portion thereof, to country groups Q,S,W,Y, or Z (as defined in the Export Administration Regulations and which currently consists of Albania, Bulgaria, Cambodia, Cuba, Czechoslovakia, Estonia, Hungary, Laos, Latvia, Libya, Lithuania, Mongolia People’s Republic, North Korea, Poland, Romania, the (former) Union of Soviet Socialist Republics and Vietnam), or Afghanistan or the People’s Republic of China any of the Data (if the direct products are commodities, software, or technical data described on the Control List with a letter “A” following its Export Control Number).

18.6
Independent Contractors. The relationship of Castelle and Distributor established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other; (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking; or (iii) allow Distributor to create or assume any obligation on behalf of Castelle for any purpose whatsoever. All financial obligations associated with Distributor’s business are the sole responsibility of Distributor. All sales and other agreements between Distributor and its customers are Distributor’s exclusive responsibility and shall have no effect on Distributor’s obligations under this Agreement. Distributor shall be solely responsible for, and shall indemnify and hold Castelle harmless from all claims, damages or lawsuits (including Castelle’s attorney’s fees) arising out of the acts of Distributor, its employees or its agents.

18.7
Force Majeure. Except for the obligation to pay money properly due and owing, either party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its control, including, but not limited to, an act of God, earthquake, labor disputes, riots war, civil insurrection, expropriation, novelty of product manufacture or other unanticipated manufacturing problems, governmental requirements, inability to secure materials on a timely basis, and transportation difficulties. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable delay. In order to obtain a suspension under this Paragraph, the party delayed shall send written notice of the delay and the reason therefore to the other party within seven (7) days from the time the party delayed knew of the cause of such delay.

18.8
Arbitration. With the exception of injunctive relief sought by Castelle, and actions for violations of Section 18.3 (“Confidentiality and Proprietary Information”), Section 18.5 (“Foreign Law Warranties and Obligations”) or disputes otherwise involving Distributor’s use of Castelle’s Intellectual Property Rights, any dispute or claim arising out of, in relation to, or in connection with this Agreement, or the interpretation, making, performance, breach or termination thereof, shall be finally settled by binding arbitration in Santa Clara, California under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) by three arbitrators appointed in accordance with said AAA Rules. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

18.9
Governing Law. This contract shall be governed by the law of the state of California and not by any terms of the Convention in Contracts for International Sales of Goods. Arbitrators shall apply California

Exhibit 10.16

law to the merits of any dispute or claim, without reference to rules of conflict of law. Arbitration proceedings shall be governed by the AAA Rules, without reference to state arbitration law.

18.10
Survival of Certain Terms. The provisions of Paragraphs 8 [Limited Warranty], 13.2 [No Registration], 17 [Intellectual Property Right Indemnity], and 18 [General Terms and Conditions], shall survive the expiration or termination for any reason of this Agreement.

18.11
Waiver. Any waiver of any right or remedy under this Agreement must be in writing and signed by the party to be bound to be effective. No delay or omission in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a waiver of any right or remedy on any future occasion.

18.12
Assignment. Any assignment of this Agreement, or any of the rights hereunder, either voluntarily or by operation of law, by Distributor shall be void without the joint, prior written consent of Castelle and Distributor.

18.13
Severability. If any provisions or portion thereof of this Agreement is held to be unenforceable or invalid, the remaining provisions and portions thereof shall nevertheless be given full force and effect, and the parties agree to negotiate in good faith, a substitute valid provision which most nearly effects the parties’ intent in entering into this Agreement.

18.14	Language. This Agreement shall be construed and interpreted in English, and any translation hereof to a language other than English shall be for convenience only.

19. ENTIRE AGREEMENT

This Agreement together with the Exhibits attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof, taking precedence over and superseding the Prior Agreement entered by the parties as of April 24, 2001, and any other prior or contemporaneous oral or written agreements or understandings. No subsequent alterations, amendments, or additions hereto shall be binding and valid unless reduced to writing and signed by both parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated below:

CASTELLE INCORPORATED	AMS Ltd.

By: /s/ Scott C. McDonald	By: /s/ Dennis Buller

Name: Scott C. McDonald	Name: Dennis Buller

Title: President & CEO	Title: Director

Date:	Date:

Exhibit 10.16

EXHIBIT A

PRODUCTS & PRICES

Distributor Price equal to 65% of U.S. Price List MSRP

The Products and U.S. Price List and the U.K. Price List are Included in Attachments 1 and 2 to this Exhibit A

Exhibit 10.16

ATTACHMENT 1 TO EXHIBIT A Products and U.S. Price List

FaxPress Network Fax Servers

FaxPress Small Business Edition (SBE), 2500, 5000, 7000 & 7500 Fax Server Integrated network fax servers for Windows NT/2000/Terminal Server, NetWare, Linux

Part Number	Description	MSRP

6629860-1109	Small Business Edition (SBE) Ethernet 8MB memory 1 line 14.4 Kbps	$1495

6629860-1100	FaxPress 2500† Ethernet 8 MB memory • 2 lines 14.4 Kbps New!!Reform for FaxPress Software Included with FP5000/7000/7500	$2995

6629860-1055	FaxPress 5000† Ethernet • 16MB memory • 4 lines • 14.4 Kbps	$5995

6629860-1056	FaxPress 5000† Ethernet • 32MB memory • 8 lines • 14.4 Kbps	$7995

6629860-1136	FaxPress 7000† Ethernet • 10/100Base-T • 32MB memory • 8 lines • Rackmount	$8495

6629860-1146	FaxPress 7500† Ethernet • 10/100Base-T • 32MB memory • 8L Fax/4L E&M • RM	$9995

† FaxPress 2500, 5000, 7000 and 7500 models come with software version 6.x PRO, and include a choice of Exchange Direct, Exchange Connector, or SMTP gateway. The 5000, 7000 and 7500 models now also include Reform for FaxPress software.

FaxPress PRO†† Software for Small Business Edition (SBE)

New Features Include: Single Sign On, Archive, ODBC Phone Books, Fax Approval, Multiprotocol, SNMP Plus choice of Exchange Direct, Exchange Connector or SMTP Gateway

PART NUMBER	DESCRIPTION	MSRP

6629860-1084	FaxPress v6.x Basic to v6.x PRO with E-Mail Gateway†††	$495

FaxPress Add-Ons & Upgrades

FaxPress Software Upgrades to v6.x PRO††

New Features Include: Single Sign On, Archive, ODBC Phone Books, Fax Approval, Goldmine, Multiprotocol, SNMP

NOTE: FaxPress 6.x software upgrades can only be sold to customers having FaxPress models 1500N, 3500, OfficeConnect, SBE, 2500, 5000, 7000 or 7500. The purchase of a software upgrade does not entitle the buyer/customer to any support on the FaxPress hardware. In cases where the hardware needs to be upgraded in order to run the new software (including upgrades necessitated by failures that can occur in the flashing of Boot PROM’s or modifying of EEPROM’s), the cost of the hardware upgrade is the responsibility of the customer - it is not included in the cost of the software. Customers that desire both software and hardware support should investigate Castelle s Extended Support Agreement. Please contact your Castelle Sales Representative for details.

PART NUMBER	DESCRIPTION	MSRP

6629860-1095	FaxPress v3.7.3 Upgrade to v6.x PRO with E-Mail Gateway†††	$1990
6629860-1096	FaxPress v4.x Upgrade to v6.x PRO with E-Mail Gateway†††	$1690
6629860-1097	FaxPress v5.x Upgrade to v6.x PRO with E-Mail Gateway††	$1490

6629860-1081	FaxPress v3.7.3 Upgrade to v6.x PRO without E-Mail Gateway	$995
6629860-1082	FaxPress v4.x Upgrade to v6.x PRO without E-Mail Gateway	$695
6629860-1083	FaxPress v5.x Upgrade to v6.x PRO without E-Mail Gateway	$495

Exhibit 10.16

†† Certain features contained in v6.x PRO are activated with a “key code” that is based on the serial number of the FaxPress unit that it will be loaded onto. The serial number will be required when ordering.

††† Purchase of this software upgrade includes choice of Exchange Direct, Exchange Connector or SMTP gateway. Please indicate your choice when ordering.

FaxPress Hardware Upgrades

PART NUMBER	DESCRIPTION	MSRP

66298600-878	FaxPress 1500/1500-N 1-line Upgrade Kit	$6257

66298600-850	FaxPress 3000/3500 2-line Upgrade Kit	$995

6629860-1049	FaxPress 5000 4-line Upgrade Kit	$2495

FaxPress Software Add-Ons for 5.x and 6.x

PART NUMBER	DESCRIPTION

6629860-1006	FaxPress OCR Software (for v5.x or higher)	$595

6629860.1002	FaxPress cc:Mail 6.x Gateway, Windows Version (for v5.x or higher)	$995

6629860-1092	FaxPress 6.x Lotus Notes Gateway, Windows NT only†	$995

6629860-1099	FaxPress 6.x SMTP Gateway (Windows NT only) †	$995

6629860-1033	FaxPress Exchange Direct Software (for v5.x or higher)†	$995

6629860-1134	FaxPress Exchange Connector Software (for 6.2 SP1 or higher)†	$995

6629660-1152	Reform for FaxPress (for 6.2 SP2 or higher) †† (New!)	$250

†
This software is activated with a “key code” that is based on the serial number of the FaxPress unit that it will be loaded onto. The serial number will be required when ordering. For Exchange Direct, please specify your current FaxPress software revision also.

††
This software is activated with a “key code” that is based on the “seed number” of the Reform Software. After installing Reform, you can find the seed number by clicking “Help” and then the “Register” button in the Form Designer.

LANpress Network Print Servers

LANpress MP - High-performance, multi-protocol external print servers
Supports Windows NT, Windows 95, Windows for Workgroups, NetWare 2.x/3.x/4x (NDS), AppleTalk & UNIX

PART NUMBER	DESCRIPTION	MSRP

6629860-1108	LANpress Jr. 10/100 Ethernet •10/100Base-T	$199

6629660-1072	2000 2+1 Ethernet •10/100Base-T •2 parallel + 1 serial	$339

66298600-955	LANpress 3P/1 00 Ethernet •10/100Base-T •3 parallel	$345

6629860-1042	LANpress Jr. MP Ethernet • 10Base-T	$149

6629860-1154	LANpress 2P Wireless (New!)	$395

Exhibit 10.16

OfficeDirect Server Appliances

OfficeDirect Storage and Message Servers

Plug-and-forget server appliances that bring internet and inter-office e-mail and fax communications to small and medium-sized companies

PART NUMBER	DESCRIPTION	MSRP

6629860-1130	OfficeDirect Storage Server	$995
6629860-1124	OfficeDirect Message Server	$995

InfoPress Information Delivery Solutions

-Universal document access and delivery via phone, fax, e-mail and the Web

InfoPress Fax-On-Demand for Fax Press

PART NUMBER	DESCRIPTION	MSRP

117-IP/FaxPress	2 voice and 1 Fax Port Licenses plus ProLine2V, 2 Port Voice Card	$3289

InfoPress Fax-On-Demand Starting Bundles (includes FaxPress Integration Software)

PART NUMBER	DESCRIPTION

117-HSEBundle	InfoPress Fax-On-Demand, 2x1 Hardware/Software Kit w/Email-On-Demand	$5489
117-HSBundle	InfoPress Fax-On-Demand, 2x1 Hardware/Software Kit	$4389
117-Sbundle	InfoPress Fax-On-Demand, 2X1 Software	$3289

InfoPress Additional Software Licenses

PART NUMBER	DESCRIPTION

117-V	InfoPress Software License, Voice (price per line)	$1425
117-F	InfoPress Software License, Fax (price per line)	$1425

InfoPress Email-On-Demand Enterprise Edition

PART NUMBER	DESCRIPTION

117-EMOD1	InfoPress Email-On-Demand, Enterprise Edition, single address	$1095
117-EMOD25	InfoPress Email-On-Demand, Enterprise Edition, 25 addresses	$5495
117-EMOD100	InfoPress Email-On-Demand, Enterprise Edition, 100 addresses	$8245
117-EMOD100+	InfoPress Email-On-Demand, Enterprise Edition, 100+ addresses	$10995

Exhibit 10.16

ATTACHMENT 2 TO EXHIBIT A
U.K. Price List

FaxPress Network Fax Servers

FaxPress Small Business Edition (SBE), 2500, 5000, 7000 & 7500 Fax Server Integrated network fax servers for Windows NT/2000/Terminal Server, NetWare, Linux

Part number	Description	MSRP

6629860-1109	Small Business Edition (SBE) Ethernet 8MB memory 1 line 14.4 Kbps	£997

6629860-1100	FaxPress 2500† Ethernet 8MB memory • 2 lines 14.4 Kbps New!! Reform for FaxPress Software Included with FP5000/7000/7500	£1997

6629860-1055	FaxPress 5000† Ethernet • 16MB memory • 4 lines • 14.4 Kbps	£3997

6629860-1056	FaxPress 5000† Ethernet • 32MB memory • 8 lines • 14.4 Kbps	£5330

6629860-1136	FaxPress 7000† Ethernet • 10/100Base-T • 32MB memory • 8 lines • Rackmount	£5663

6629860-1146	FaxPress 7500† Ethernet • 10/100Base-T • 32MB memory • 8L Fax/4L E&M • RM	£6663

t FaxPress 2500, 5000, 7000 and 7500 models come with software version 6.x PRO, and include a choice of Exchange Direct, Exchange Connector, or SMTP gateway.

FaxPress PRO†† Software for Small Business Edition (SBE)

New Features Include: Single Sign On, Archive, ODBC Phone Books, Fax Approval, Multiprotocol, SNMP

PART NUMBER	DESCRIPTION	MSRP

6629860-1084	FaxPress v6.x Basic to v6.x PRO with E-Mail Gateway†††	£330
FaxPress Add-Ons & Upgrades

FaxPress Software Upgrades to v6.x PRO††
New Features Include: Single Sign On, Archive, ODBC Phone Books, Fax Approval, Goldmine, Multiprotocol, SNMP

NOTE: FaxPress 6.x software upgrades can only be sold to customers having FaxPress models 1500N, 3500, OfficeConnect, SBE, 2500, 5000, 7000 or 7500. The purchase of a software upgrade does not entitle the buyer/customer to any support on the FaxPress hardware. In cases where the hardware needs to be upgraded in order to run the new software (including upgrades necessitated by failures that can occur in the flashing of Boot PROM’s or modifying of EEPROM’s), the cost of the hardware upgrade is the responsibility of the customer - it is not included in the cost of the software. Customers that desire both software and hardware support should investigate Castelle’s Extended Support Agreement. Please contact your Castelle Sales

PART NUMBER	DESCRIPTION	MSRP

6629860-1095	FaxPress v3.7.3 Upgrade to v6.x PRO with E-Mail Gateway†††	£1327

6629860-1096	FaxPress v4.x Upgrade to v6.x PRO with E-Mail Gateway†††	£1127

6629860-1097	FaxPress v5.x Upgrade to v6.x PRO with E-Mail Gateway†††	£993

6629860-1081	FaxPress v3.7.3 Upgrade to v6.x PRO without E-Mail Gateway	£663

6629860-1082	FaxPress v4.x Upgrade to v6.x PRO without E-Mail Gateway	£463

6629860-1083	FaxPress v5.x Upgrade to v6.x PRO without E-Mail Gateway	£330

Exhibit 10.16

†† Certain features contained in v6.x PRO are activated with a “key code” that is based on the serial number of the FaxPress unit that it will be loaded onto. The serial number will be required when ordering.

††† Purchase of this software upgrade includes choice of Exchange Direct, Exchange Connector or SMTP gateway.

FaxPress Hardware Upgrades

PART NUMBER	DESCRIPTION	MSRP

66298600-878	FaxPress 1500/1500-N 1-line Upgrade Kit	£417
66298600-650	FaxPress 3000/3500 2-line Upgrade Kit	£663
6629860-1049	FaxPress 5000 4-line Upgrade Kit	£1663

FaxPress Software Add-Ons for 5.x and 6.x

PART NUMBER	DESCRIPTION

6629860-1006	FaxPress OCR Software (for v5.x or higher)	£397
6629860-1002	FaxPress cc:Mail 6.x Gateway, Windows Version (for v5.x or higher)	£663
6629860-1092	FaxPress 6.x Lotus Notes Gateway, Windows NT only †	£663
6629860-1099	FaxPress 6.x SMTP Gateway (Windows NT only) †	£663
6629860-1033	FaxPress Exchange Direct Software (for v5.x or higher) †	£663
6629860-1134	FaxPress Exchange Connector Software (for 6.2 SP1 or higher)† (New!)	£663
6629860-1152	Reform for FaxPress (for 6.2 SP2 or higher)†† (New!)	£167

†
This software is activated with a “key code” that is based on the serial number of the FaxPress unit that it will be loaded onto. The serial number will be required when ordering. For Exchange Direct, please specify your current FaxPress software revision also.

††
This software is activated with a "key code" that is based on the "seed number" of the Reform Software. After installing Reform, you can find the seed number by clicking “Help” and then the “Register” button in the Form Designer.

LANpress Network Print Servers

LANpress MP - High-performance, multi-protocol external print servers
Supports Windows NT, Windows 95, Windows for Workgroups, NetWare 2.x/3.x/4x (NDS), AppleTalk & UNIX

PART NUMBER	DESCRIPTION	MSRP

6629860-1108	LANpress Jr. 10/100 Ethernet •10/100Base-T (New!)	£133
6629860-1072	LANpress 2000 2+1 Ethernet •10/100Base-T •2 parallel + 1 serial (New!)	£226
66298600-955	LANpress 3P/100 Ethernet •10/100Base-T •3 parallel	£230
6629860-1042	LANpress Jr. MP Ethernet •l0Base-T	£99
6629860-1154	LANpress 2P Wireless	£263

Exhibit 10.16

OfficeDirect Server Appliances

OfficeDirect Storage and Message Servers

Plug-and-forget server appliances that bring internet and inter-office e-mail and fax communications to small and medium-sized companies

PART NUMBER	DESCRIPTION	MSRP

6629860-1130	OfficeDirect Storage Server (New!)	£663
6629860-1124	OfficeDirect Message Server (New!)	£663

InfoPress Information Delivery Solutions

-Universal document access and delivery via phone, fax, e-mail and the Web

InfoPress Fax-On-Demand for Fax Press

PART NUMBER	DESCRIPTION	MSRP

117-IP/FaxPress	2 voice and 1 Fax Port Licenses plus ProLine2V, 2 Port Voice Card	£2193

InfoPress Fax-On-Demand Starting Bundles (includes FaxPress Integration Software)

PART NUMBER	DESCRIPTION

117-HSEBundle	InfoPress Fax-On-Demand, 2x1 Hardware/Software Kit w/Email-On-Demand	£3659
117-HSBundle	InfoPress Fax-On-Demand, 2x1 Hardware/Software Kit	£2926
117-Sbundle	InfoPress Fax-On-Demand, 2X1 Software	£2193

InfoPress Additional Software Licenses

PART NUMBER	DESCRIPTION

117-V	InfoPress Software License, Voice (price per line)	£950
117-F	InfoPress Software License, Fax (price per line)	£950

InfoPress Email-On-Demand Enterprise Edition

PART NUMBER	DESCRIPTION

117-EMOD1	InfoPress Email-On-Demand, Enterprise Edition, single address	£730
117-EMOD25	InfoPress Email-On-Demand, Enterprise Edition, 25 addresses	£3663
117-EMOD100	InfoPress Email-On-Demand, Enterprise Edition, 100 addresses	£5497
117-EMOD100+	InfoPress Email-On-Demand, Enterprise Edition, 100+ addresses	£7330

Exhibit 10.16

EXHIBIT B

Territory

Distributor’s Territory shall be the “European Community”, defined for the purpose of this Agreement as the countries set forth below. Castelle shall have the right to revise the Territory upon thirty (30) days written notice in the event that Distributor fails to meet its Minimum Purchase Commitment, or Castelle determines in its solereasonable discretion that Distributor has failed to adequately and effectively manage, support and provide Services to Resellers within the Territory.

Group 1	Group 2	Group 2 (Cont’d)

United Kingdom	Spain	Cyprus
Belgium	Denmark	Greece
Denmark	Finland	Monaco
France	Norway
Germany	Portugal
Ireland	Hungary
Italy	Austria
Netherlands	Portugal
Sweden	Liechtenstein
Switzerland	Luxembourg

Exhibit 10.16

EXHIBIT C

Minimum Purchase Commitment

Distributor agrees to purchase Products equal to Distributor’s prices at no less than US$200,000 per calendar quarter (the “Time Period”), to be delivered in the same calendar quarter, excluding stock rotation purchases authorized within Section 10 hereinabove.

Exhibit 10.16

ADDENDUM TO AMENDED AND RESTATED INTERNATIONAL DISTRIBUTOR AGREEMENT

This Addendum to the Amended and Restated International Distributor Agreement (“Agreement”) is attached to and made a part of that certain Agreement, dated as of July 8, 2002 , between Castelle, a California corporation having its principal place of business located at 855 Jarvis Drive, Suite 100, Morgan Hill, California 95037, U.S.A. (“Castelle”) and AMS, Ltd., having its principal place of business located at Bournemouth, England (“Distributor”). References to the “Agreement” shall mean the Agreement as modified, amended and supplemented by the terms of this Addendum.

Castelle and AMS agree to the following changes and additions to the Agreement:

Section 18.5 (c) Representations of Distributor is modified and replaced by the following provisions:

Without in any way limiting the provisions of this Agreement, Distributor agrees that it will not resell, export or re-export, either directly or indirectly, any Product, or any portion thereof, to the embargoed destinations unless prior written authorization is obtained from a) the U.S. Department of Commerce Bureau of Industry and Security, U.S.A., to destinations as published in their then current Export Administration Regulations Part 746, which currently include Cuba, Libya, Iran, Iraq, Rwanda and the Federal Republic of Yugoslavia (Serbia and Montenegro, Bosnia-Herzegovina, Croatia, and Slovenia); b) the Department of the Treasury, Office of Foreign Assets Control, U.S.A, to destinations as published in their then current sanctions program, which currently include Balkans, Burma, Cuba, Iran, Iraq, Liberia, Libya, North Korea, Sierra Leone, Sudan, Taliban, Unita, and Yugoslavia; and c) the U.S. Department of Commerce Bureau of Industry and Security, U.S.A, to persons as published in their then current Denied Persons List, EAR Part 764, Supplement 2, Specially Designated Nationals List, EAR Part 764, Supplement 3 and Entity List, EAR Part 744, Supplement 4.

Exhibit B Territory. Distributor’s Territory is modified to include Russia.

In all other respects, the terms of the original Agreement remain in full effect. However, if there is a conflict between this Addendum and the original Agreement, the terms of this Addendum will prevail.

Castelle	AMS, Ltd.

/s/ Scott C. McDonald	/s/ Dennis Buller
By: Scott C. McDonald	By: Dennis Buller
President & CEO	Director

Date: September 6, 2002	Date: March 9, 2002